                   As filed with the Securities and Exchange
                        Commission on December 17, 1996

                                                    Registration No. 333-_______
                                                    ----------------
                                ---------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 PNC BANK CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Pennsylvania                                  25-1435979
  -------------------------------                     -------------------
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                     Identification No.)

    One PNC Plaza, 249 Fifth Avenue
        Pittsburgh, Pennsylvania                          15222-2707
----------------------------------------                  ----------
(Address of Principal Executive Offices)                  (Zip Code)

                          PNC Bank Corp. Supplemental
                             Incentive Savings Plan
                         PNC Bank Corp. and Affiliates
                           Deferred Compensation Plan
                           --------------------------
                           (Full title of the Plans)

                         Walter E. Gregg, Jr., Esquire
                            Executive Vice President
                                 PNC Bank Corp.
                                 One PNC Plaza
                                249 Fifth Avenue
                      Pittsburgh, Pennsylvania 15222-2707
                    ---------------------------------------
                    (Name and address of agent for service)

                                 (412) 762-2281
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Steven Kaplan, Esquire
                                Arnold & Porter
                            555 Twelfth Street, N.W.
                             Washington, D.C. 20004
                                  202-942-5998

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                  Proposed     Proposed
                                  Maximum      Maximum
Title Of           Amount         Offering     Aggregate     Amount of
Securities To      To be          Price        Offering      Registration
Be Registered      Registered(1)  Per Share    Price(1)      Fee
Deferred           $25,000,000       N/A       $25,000,000   $ 7,575.76
Compensation
Obligations(2)

Deferred           $25,000,000       N/A       $25,000,000   $ 7,575.76
Compensation
Obligations(3)

Total Registration Fee                                       $15,151.52

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the PNC Bank Corp. Supplemental Incentive Savings Plan, as amended (the "Supplemental Incentive Plan") and the PNC Bank Corp. and Affiliates Deferred Compensation Plan (the "Deferred Compensation Plan").

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h).

(2) The Deferred Compensation Obligations are unsecured obligations of PNC Bank Corp. to pay deferred compensation in the future in accordance with the terms of the Supplemental Incentive Plan.

(3) The Deferred Compensation Obligations are unsecured obligations of PNC Bank Corp. to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan.

                                  INTRODUCTION

     PNC Bank Corp. (the "Corporation" or the "Registrant") is filing this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered "securities" or be subject to registration under the Securities Act of 1933, as amended ("Securities Act"). The filing of this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

         (i)   Annual Report on Form 10-K for the year ended December 31, 1995;

         (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996;

         (iii) Current Reports on Form 8-K dated April 17, 1996, July 15, 1996, October 7, 1996, and October 10, 1996; and

         (iv) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-A filed on September 24, 1987, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby has been sold or which withdraws from registration such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Set forth below is a summary of the $25,000,000 of deferred compensation obligations ("Deferred Compensation Obligations") created pursuant to the PNC Bank Corp. Supplemental Incentive Savings Plan, as amended, effective November 21, 1996 (the "Supplemental Incentive Plan") and $25,000,000 of Deferred Compensation Obligations created pursuant to the PNC Bank Corp. and Affiliates Deferred Compensation Plan, effective November 21, 1996 (the "Deferred Compensation Plan"), and registered under this Registration Statement. This summary is qualified in its entirety by reference to the terms of the Supplemental Incentive Plan and the Deferred Compensation Plan, filed as
Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated herein by reference.

     Certain members of management and other highly compensated employees of the Corporation and its subsidiaries are permitted to defer certain compensation pursuant to the Supplemental Incentive Plan and to defer certain annual incentive awards pursuant to the Deferred Compensation Plan. The Supplemental Incentive Plan and the Deferred Compensation Plan are referred to herein collectively as the "Plans."

     When an employee makes a deferral election under either Plan, the Corporation retains the amount deferred and credits the value of such amount by book entry to an account maintained under the appropriate Plan for the employee by the Corporation. The Corporation then assumes a general, unsecured obligation to pay the employee (a "Participant") in the future the deferred amount in accordance with the terms of the Plan under which compensation or awards were deferred, as adjusted during the deferred period in accordance with applicable investment measures as selected by the Participant.

     Both Plans are unfunded, and payments of the Deferred Compensation Obligations are made from the general assets of the Corporation. Each Participant is a general unsecured creditor of the Corporation with a claim against the Corporation for the amount he or she has deferred, as adjusted during the deferral period in accordance with applicable investment measures as selected by the Participant. The Deferred Compensation Obligations are unsecured general obligations of the Corporation and rank pari passu with other unsecured and unsubordinated indebtedness of the Corporation from time to time outstanding. There are various legal limitations on the extent to which the Corporation's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to the Corporation.

     Participant accounts are valued each quarter (and at such other times as determined by the Corporation) to reflect the performance during the quarter, whether positive or negative, of selected investment measures. The

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


Corporation in its sole discretion determines the investment measures available under the Plans. Each Participant may elect to allocate his or her account among the available measures and may change the allocation in accordance with the terms of the Plans. Account balances are adjusted as though actually invested in the investments used as measures, but no investment of funds outside the Corporation occurs.

     Participants may not assign or transfer the Deferred Compensation Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a Participant dies before receiving full payment of the amount credited to his or her account, and the Deferred Compensation Obligations shall not be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary, except when, where and if compelled by applicable law.

     Payment of Deferred Compensation Obligations generally is made at the time and in the manner elected by Participants at the time of the deferral election as permitted by the Plans. Payment elections may not be changed. If a Participant terminates employment with the Corporation other than by reason of death, disability or retirement, the value of such Participant's account ordinarily will be distributed to the Participant in accordance with the terms of the applicable Plan. In limited circumstances of severe financial hardship, at the discretion of the respective Plan Committees (as defined below), all or a portion of the value of a Participant's account may be distributed earlier than originally elected.

     The Deferred Compensation Obligations are not convertible into securities of the Corporation, and Participants have no voting rights with respect to the Deferred Compensation Obligations. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Corporation. No trustee has been appointed having authority to take action with respect to the Deferred Compensation Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

     The Plans require that the Corporation shall be obligated to require any successor-in-interest to all or substantially all of the business or assets of the Corporation to expressly assume and agree to perform the Plans in the same manner and to the same extent that the Corporation would be required to perform in the event no such succession had taken place.

     The Supplemental Incentive Plan is administered by the Administrative Committee, consisting of at least three persons appointed by the Corporation's Chief Executive Officer. The Deferred Compensation Plan is administered by the Personnel and Compensation Committee of the Corporation's Board of Directors. Each Plan also has a Plan Manager.

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     The Corporation has full discretionary authority to interpret the Plans, to establish rules and regulations relating to the Plans, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plans. The Plans may be amended or terminated at any time and from time to time, except that no such amendment may adversely affect a Participant's rights with respect to outstanding Deferred Compensation Obligations credited to a Participant's account as of the date of such amendment or termination without prior consent by the Participant. After a change in control of the Corporation, the Plans may not be amended in any manner that adversely effects the administration of payment of a Participant's benefits under the Plans without the consent of the Participant.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities of the Corporation being registered hereby has been passed upon by Melanie S. Cibik, Esq., Senior Counsel to the Corporation. As of September 30, 1996, Miss Cibik beneficially owned 693 shares of the Corporation's common stock under the Corporation's employee plans.

     The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and herein. Such financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and independent auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

     Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444), as amended ("1988 BCL") provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have

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


been adjudged to be liable for negligence or misconduct in the performance of his duties. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Section 1746 of the 1988 BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Corporation's By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the Laws of Pennsylvania as in effect at the time of such indemnification. The Corporation's By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director except in any case such elimination is not permitted by law. The foregoing descriptions are general summaries only. Reference is made to the full text of the Corporation's By-laws incorporated herein by reference.

     The Corporation has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Corporation in connection with the performance of their duties.

     Section 9(c) of the Deferred Compensation Plan provides that the Board of Directors of the Corporation shall not be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Deferred Compensation Plan.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits listed on the Index of Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

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



1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 17, 1996.

                                                 PNC BANK CORP.

                                                 By: /s/ THOMAS H. O'BRIEN
                                                    -----------------------
                                                    Thomas H. O'Brien
                                                    Chairman and
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 17, 1996.

Signature                                Title
---------                                -----


  /s/ THOMAS H. O'BRIEN
--------------------------
      Thomas H. O'Brien                  Chairman, Chief Executive
                                         Officer and Director
                                         (Principal Executive Officer)

 /s/ ROBERT L. HAUNSCHILD
--------------------------
     Robert L. Haunschild                Senior Vice President and
                                         Chief Financial Officer
                                         (Principal Financial Officer)

   /s/ WILLIAM J. JOHNS
--------------------------
       William J. Johns                  Senior Vice President and
                                         Chief Accounting Officer
                                         (Principal Accounting
                                         Officer)

           *
--------------------------
     Paul W. Chellgren                   Director

--------------------------
Robert N. Clay                           Director

            *
--------------------------
George A. Davidson, Jr.                  Director

            *
--------------------------
David F. Giard-diCarlo                   Director

            *
--------------------------
Dianna L. Green                          Director

            *
--------------------------
C.G. Grefenstette                        Director

            *
--------------------------
Arthur J. Kania                          Director

            *
--------------------------
Bruce Lindsay                            Director

            *
--------------------------
Thomas Marshall                          Director

            *
--------------------------
W. Craig McClelland                      Director

            *
--------------------------
Donald I. Moritz                         Director

            *
--------------------------
Jackson H. Randolph                      Director

            *
--------------------------
James E. Rohr                            Director

            *
--------------------------
Roderic H. Ross                          Director


--------------------------
Vincent A. Sarni                         Director

            *
--------------------------
Garry J. Scheuring                       Vice Chairman and Director

            *
--------------------------
Richard P. Simmons                       Director

            *
--------------------------
Thomas J. Usher                          Director

            *
--------------------------
Milton A. Washington                     Director

            *
--------------------------
Helge H. Wehmeier                        Director



*By /s/ MELANIE S. CIBIK
    ----------------------
    Melanie S. Cibik
    (Attorney-in-Fact)

     Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the PNC Bank Corp. Supplemental Incentive Savings Plan, as amended, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on December 17, 1996.

                                            PNC BANK CORP. SUPPLEMENTAL
                                            INCENTIVE SAVINGS PLAN


                                            By: /s/ WILLIAM E. ROSNER
                                               ------------------------
                                               William E. Rosner
                                               Member, Administrative
                                               Committee


     Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the PNC Bank Corp. and Affiliates Deferred Compensation Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on December 17, 1996.


                                            PNC BANK CORP. AND AFFILIATES
                                            DEFERRED COMPENSATION PLAN


                                            By: /s/ JAMES S. GEHLKE
                                               ------------------------
                                               James S. Gehlke
                                               Plan Manager


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


                               INDEX OF EXHIBITS
                               -----------------

Exhibit 4.1 PNC Bank Corp. Supplemental Incentive Savings Plan, as amended, filed herewith.

Exhibit 4.2 PNC Bank Corp. and Affiliates Deferred Compensation Plan, filed herewith.

Exhibit 5 Opinion of Melanie S. Cibik, Esq., Senior Counsel to the Corporation, with respect to the legality of the Deferred Compensation Obligations being registered, filed herewith.

Exhibit 23.1 Consent of Ernst & Young LLP, Independent Auditors, filed herewith.

Exhibit 23.2 Consent of Melanie S. Cibik, Esq., contained in her opinion filed as Exhibit 5 hereto.

Exhibit 24.1 Power of Attorney (Supplemental Incentive Plan) of certain officers and directors of the Corporation, filed herewith.

Exhibit 24.2 Power of Attorney (Deferred Compensation Plan) of certain officers and directors of the Corporation, filed herewith.


                                     II-12